Exhibit 3.39

EXECUTION COPY

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF LIBERTY PROPANE, L.P.

THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF LIBERTY PROPANE, L.P. (this “Amendment”) is executed effective as of the 31 day of December, 2009 (the “Effective Date”), by LIBERTY PROPANE GP, LLC, a Delaware limited liability company (the “General Partner”). Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Partnership Agreement (as defined below).

WHEREAS, as of July 2, 2007, the General Partner and the Limited Partners executed and entered into that certain Third Amended and Restated Agreement of Limited Partnership of Liberty Propane, L.P., (as heretofore amended, the “Partnership Agreement”), for the purpose of evidencing the Partners’ agreement with respect to Liberty Propane, L.P., a Delaware limited partnership (the “Partnership”);

WHEREAS, the Partnership desires to (i) immediately terminate and render null and void any and all Certificates of Partnership Interest issued to any Partner and (ii) thereafter evidence each Partner’s Partnership Interest solely in Exhibit A to the Partnership Agreement; and

WHEREAS, pursuant to Section 15.1 of the Partnership Agreement, the General Partner has the authority to effectuate this Amendment.

NOW, THEREFORE, for and in consideration of the covenants herein contained and other good and valuable consideration, the General Partner does hereby agree as follows and, to the extent necessary, the Partnership Agreement is hereby modified accordingly:

1. Any and all Certificates of Limited Partnership issued to any Partner from the inception of the Partnership to the Effective Date are hereby cancelled, terminated and rendered null and void and of no further force or effect. No Certificate of Limited Partnership issued prior to the Effective Date, shall confer any rights in or to any holder of such Certificate of Limited Partnership. From the Effective Date, all Partnership Interests of every Partner shall be evidenced solely by Exhibit A to the Partnership Agreement.

2. Any and all terms and provisions of the Partnership Agreement are hereby amended and modified wherever necessary, and even though not specifically addressed herein, so as to conform to the amendment set forth in the preceding paragraph hereof.

3. Any and all of the terms and provisions of the Partnership Agreement shall, except as expressly amended and modified hereby, remain in full force and effect.

Executed and effective as of the date first above written.

GENERAL PARTNER:

LIBERTY PROPANE GP, LLC

By:	/s/ Kent Misemer
Name:	Kent Misemer
Title:	Chief Executive Officer